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                                                                  Exhibit 3.1(2)

                            CERTIFICATE OF AMENDMENT

                                       OF

              EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               ALSIUS CORPORATION

     The undersigned, William Worthen and Ethan D. Feffer, certify that:

     1. They are the Chief Executive Officer and Secretary, respectively, of Alsius Corporation (this "corporation").

     2. The first paragraph of Article III of the Eighth Amended and Restated Articles of Incorporation of this corporation shall be deleted in its entirety and replaced with the following:

          "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 27,538,655 shares, without par value, of which 16,000,000 shares are Common Stock and 11,538,655 shares are Preferred Stock, of which 718 shares shall be designated Series A Preferred Stock, 148 shares shall be designated Series B Preferred Stock, 1,582,546 shares shall be designated Series C-D Preferred Stock, 1,422,435 shares shall be designated Series E Preferred Stock and 8,532,808 shares shall be designated Series F Preferred Stock."

     3. The foregoing amendment of the Eighth Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Eighth Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 54,528 shares of Common Stock, 718 shares of Series A Preferred Stock, 148 shares of Series B Preferred Stock, 1,582,026 shares of Series C-D Preferred Stock, 1,422,435 shares of Series E Preferred Stock and 8,319,141 shares of Series F Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority of all outstanding shares of Common Stock, (ii) a majority of all outstanding shares of Common Stock and Preferred Stock, voting together as a single class, (iii) a majority of all outstanding shares of Preferred Stock, (iv) a majority of the outstanding shares of Series A, Series B, Series C-D and Series E Preferred Stock, voting together as a separate class and (v) seventy percent (70%) of the outstanding shares of the Series F Preferred Stock, voting as a separate class.

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     The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

     Dated: May 26, 2005


                                        /s/ William Worthen
                                        ----------------------------------------
                                        William Worthen
                                        President and Chief Executive Officer


                                        /s/ Ethan D. Feffer
                                        ----------------------------------------
                                        Ethan D. Feffer
                                        Secretary


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